THE DREYFUS FAMILY OF FUNDS
                 (DREYFUS PREMIER FAMILY OF FIXED-INCOME FUNDS)

                                 RULE 18F-3 PLAN

            Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.
            The Board, including a majority of the non-interested Board members, of each of the investment companies, or series thereof, listed on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Fund"), which desires to offer multiple classes has determined that the following plan is in the best interests of each class individually and the Fund as a whole:
            1. CLASS DESIGNATION: Fund shares shall be divided into Class A, Class B and Class C.
            2. DIFFERENCES IN SERVICES: The services offered to shareholders of each Class shall be substantially the same, except that Right of Accumulation, Letter of Intent, and Checkwriting services shall be available only to holders of Class A shares.
            3. DIFFERENCES IN DISTRIBUTION ARRANGEMENTS: Class A shares shall be offered with a front-end sales charge, as such term is defined under the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD Conduct Rules"), and a deferred sales charge (a "CDSC"), as such term is defined under the NASD Conduct Rules, may be assessed on certain redemptions of Class A shares purchased without an initial sales charge as part of an investment of $1 million or more. The amount of the sales charge and the amount of and provisions relating to the CDSC pertaining to the Class A shares are set forth on Schedule B hereto.
            Class B shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC and shall be charged an annual distribution fee under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of and provisions relating to the CDSC, and the amount of the fees under the Distribution Plan pertaining to the Class B shares, are set forth on Schedule C hereto.
            Class C shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC and shall be charged an annual distribution fee under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of and provisions relating to the CDSC, and the amount of the fees under the Distribution Plan pertaining to the Class C shares, are set forth on Schedule D hereto.
            Each Class of shares shall be subject to an annual service fee at the rate of .25% of the value of the average daily net assets of such Class pursuant to a Shareholder Services Plan.
            4.    EXPENSE ALLOCATION.   The following expenses shall be
allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under the Distribution Plan and Shareholder Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and
(g) Board members' fees incurred as a result of issues relating to a specific Class.
            5. CONVERSION FEATURES. Class B shares shall automatically convert to Class A shares after a specified period of time after the date of purchase, based on the relative net asset value of each such Class without the imposition of any sales charge, fee or other charge, as set forth on Schedule E hereto. No other Class shall be subject to any automatic conversion feature.
            6. EXCHANGE PRIVILEGES. Shares of a Class shall be exchangeable only for (a) shares of the same Class of other investment companies managed or administered by The Dreyfus Corporation and (b) shares of certain other investment companies specified from time to time.

Revised as of: June 6, 2003



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                                     A-1


                                  SCHEDULE A

NAME OF FUND                                         DATE PLAN ADOPTED
------------                                         -----------------

Dreyfus Premier California                           April 12, 1995
  Municipal Bond Fund                                   (Revised as of
                                                     November 15, 1999)

Dreyfus Premier GNMA Fund                            April 12, 1995
                                                        (Revised as of
                                                     November 15, 1999)

Dreyfus Premier                                      April 12, 1995
  Municipal Bond Fund                                   (Revised as of
                                                     November 15, 1999)

Dreyfus Premier New Jersey                           October 22, 2002
  Municipal Bond Fund, Inc.

Dreyfus Premier New York                             April 12, 1995
  Municipal Bond Fund                                   (Revised as of
                                                     November 15, 1999)

Dreyfus Premier State                                April 12, 1995
  Municipal Bond Fund                                   (Revised as of
                                                     November 15, 1999)




                                  SCHEDULE B



FRONT-END SALES CHARGE--CLASS A SHARES--The public offering price for Class
A shares, except as set forth below, shall be the net asset value per share of that Class plus a sales load as shown below:
                                             TOTAL SALES LOAD
                                             ---------------------------------
AMOUNT OF TRANSACTION                        AS A % OF          AS A % OF
                                             OFFERING           NET ASSET
                                             PRICE PER          VALUE PER
                                             SHARE              SHARE
                                             --------------     --------------
Less than $50,000.........................   4.50               4.70
$50,000 to less than $100,000.............   4.00               4.20
$100,000 to less than $250,000............   3.00               3.10
$250,000 to less than $500,000............   2.50               2.60
$500,000 to less than $1,000,000..........   2.00               2.00
$1,000,000 or more........................   -0-                -0-

CONTINGENT DEFERRED SALES CHARGE--CLASS A SHARES--A CDSC of 1.00% shall be assessed, except as set forth below, at the time of redemption of Class A shares purchased without an initial sales charge as part of an investment of at least $1,000,000 and redeemed within one year of purchase. The terms contained in Schedule C pertaining to the CDSC assessed on redemptions of Class B shares (other than the amount of the CDSC and its time periods), including the provisions for waiving the CDSC, shall be applicable to the Class A shares subject to a CDSC. Letter of Intent and Right of Accumulation shall apply to purchases of Class A shares subject to a CDSC.

CLASS A SHARES OF DREYFUS PREMIER NEW JERSEY MUNICIPAL BOND FUND, INC. Only--Shareholders beneficially owning Class A shares of Dreyfus Premier New Jersey Municipal Bond Fund, Inc. on January 6, 2002 may purchase Class A shares of such Fund at net asset value without a front-end sales charge and redeem Class A shares of such Fund without imposition of a CDSC.


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                                     C-1


                                  SCHEDULE C


CONTINGENT DEFERRED SALES CHARGE--CLASS B SHARES--A CDSC payable to the Fund's Distributor shall be imposed on any redemption of Class B shares which reduces the current net asset value of such Class B shares to an amount which is lower than the dollar amount of all payments by the redeeming shareholder for the purchase of Class B shares of the Fund held by such shareholder at the time of redemption. No CDSC shall be imposed to the extent that the net asset value of the Class B shares redeemed does not exceed (i) the current net asset value of Class B shares acquired through reinvestment of dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class B shares above the dollar amount of all payments for the purchase of Class B shares of the Fund held by such shareholder at the time of redemption.

            If the aggregate value of the Class B shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

            In circumstances where the CDSC is imposed, the amount of the charge shall depend on the number of years from the time the shareholder purchased the Class B shares until the time of redemption of such shares. Solely for purposes of determining the number of years from the time of any payment for the purchase of Class B shares, all payments during a month shall be aggregated and deemed to have been made on the first day of the month.

            The following table sets forth the rates of the CDSC for Class B shares, except for Class B shares purchased by shareholders who beneficially owned Class B shares on November 30, 1996:


                                              CDSC AS A % OF
YEAR SINCE                                    AMOUNT INVESTED OR
PURCHASE PAYMENT                              REDEMPTION
WAS MADE                                         PROCEEDS
----------------                              -----------
First..............................               4.00
Second.............................               4.00
Third..............................               3.00
Fourth.............................               3.00
Fifth..............................               2.00
Sixth..............................               1.00



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                                     C-2
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            The following table sets forth the rates of the CDSC for Class
B shares purchased by shareholders who beneficially owned Class B shares on November 30, 1996:
                                              CDSC AS A % OF
YEAR SINCE                                    AMOUNT INVESTED OR
PURCHASE PAYMENT                              REDEMPTION
WAS MADE                                         PROCEEDS
----------------                              -----------
First..............................               3.00
Second.............................               3.00
Third..............................               2.00
Fourth.............................               2.00
Fifth..............................               1.00
Sixth..............................               0.00

            In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate. Therefore, it shall be assumed that the redemption is made first of amounts representing shares acquired pursuant to the reinvestment of dividends and distributions; then of amounts representing the increase in net asset value of Class B shares above the total amount of payments for the purchase of Class B shares made during the preceding six years (five years for shareholders beneficially owning Class B shares on November 30,
1996); then of amounts representing the cost of shares purchased six years (five years for shareholders beneficially owning Class B shares on November 30, 1996) prior to the redemption; and finally, of amounts representing the cost of shares held for the longest period of time within the applicable six-year period (five-year period for shareholders beneficially owning Class B shares on November 30, 1996).

WAIVER OF CDSC--The CDSC shall be waived in connection with (a) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the "Code"), of the shareholder, (b) redemptions by employees participating in qualified or non-qualified employee benefit plans or other programs, (c) redemptions as a result of a combination of any investment company with the Fund by merger, acquisition of assets or otherwise, (d) a distribution following retirement under a tax-deferred retirement plan or upon attaining age 70-1/2 in the case of an IRA or Keogh plan or custodial account pursuant to
Section 403(b) of the Code, and (e) redemptions pursuant to any systematic withdrawal plan as described in the Fund's prospectus. Any Fund shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.

AMOUNT OF DISTRIBUTION PLAN FEES--CLASS B SHARES--.50 of 1% of the value of the average daily net assets of Class B.


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                                     D-1


                                  SCHEDULE D


CONTINGENT DEFERRED SALES CHARGE--CLASS C SHARES--A CDSC of 1.00% payable to the Fund's Distributor shall be imposed on any redemption of Class C shares within one year of the date of purchase. The basis for calculating the payment of any such CDSC shall be the method used in calculating the CDSC for Class B shares. In addition, the provisions for waiving the CDSC shall be those set forth for Class B shares.

AMOUNT OF DISTRIBUTION PLAN FEES--CLASS C SHARES--.75 of 1% of the value of the average daily net assets of Class C.


PAGE




                                     E-1


                                  SCHEDULE E



CONVERSION OF CLASS B SHARES--Approximately six years after the date of purchase, Class B shares automatically shall convert to Class A shares, based on the relative net asset values for shares of each such Class, and shall no longer be subject to the distribution fee. At that time, Class B shares that have been acquired through the reinvestment of dividends and distributions ("Dividend Shares") shall be converted in the proportion that a shareholder's Class B shares (other than Dividend Shares) converting to Class A shares bears to the total Class B shares then held by the shareholder which were not acquired through the reinvestment of dividends and distributions.